Today, we announced our plans to reorganize the company’s businesses under a new holding company with a new corporate name: Ascena Retail Group, Inc. (“Ascena”). Assuming we receive shareholder approval in December and certain other conditions are satisfied, the reorganization is expected to be finalized on or about January 1, 2011. At that time, shares of Ascena common stock are expected to trade on the NASDAQ Global Select Market under the ticker symbol “ASNA.”

This change will provide a new image for our company — one that is more closely aligned with our current vision and strategies.

The Ascena name was selected for several reasons. First, there’s certainly no doubt we have ascended to new heights over the past several years. Today, we are three brands strong, with 2,480 stores and 30,000 associates. Each brand is differentiated by its distinct niche, yet we are unified in our quest to continue growing and achieving.

Secondly, the Ascena name reflects the very foundation for which our brands have become known: empowering women and girls to feel good about themselves. Since my parents opened our first store in 1962, dressbarn has continued to realize opportunities and find success. I am so proud to look back over the last 50 years and marvel at how the company has and continues to evolve.

In 2005, our acquisition of maurices aligned with our strategic vision. This was a proven business with a small market focus poised for expansion. Since our merger, maurices has more than doubled its number of stores and sales.

We continued to add to our portfolio last year when we acquired Justice, nationally recognized for their focus on the tween girl. Justice’s results have proven that their market position and business model are a powerful addition to our portfolio.

These are accomplishments we share. And, although our strategy has been to operate each model independently, we share a common bond: we are all leading the retail field when it comes to providing our customers with the most current fashions at great values and with outstanding service. As an enterprise with three very distinct retail niches, we serve young girls and women from seven to seventy years of age.

What does the future hold? We envision continuing to grow our family of brands. We don’t have any particular plans or proposals regarding the nature of what any new additions to the Ascena family might be; however, we would likely look at companies where we could add value as well as serve a specific customer segment. As we grow as an enterprise, each brand will continue to focus intently on its customers; however, each of us will benefit from the shared resources and expertise that we all contribute to one another. We expect to be able to use the holding company structure (Ascena) to leverage our infrastructure.

The introduction of Ascena will be yet one more milestone to celebrate in our journey. It is with sincere appreciation that I express my gratitude to you: without your hard work and dedication, none of this would be possible.

I’ll be sure to keep you updated on our progress.

David

Dress Barn, Inc. and Ascena Retail Group, Inc. have filed a registration statement that includes a preliminary proxy statement/prospectus and other relevant documents in connection with the proposed Delaware holding company reorganization. DRESS BARN SHAREHOLDERS ARE URGED TO READ CAREFULLY THESE DOCUMENTS AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, WHEN FILED AND MAILED, BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED DELAWARE HOLDING COMPANY REORGANIZATION. Investors may obtain a free copy of the preliminary proxy statement/prospectus and other filings containing information about Dress Barn, Ascena and the proposed reorganization, from the SEC at the SEC’s website at http://www.sec.gov. In addition, copies of the preliminary proxy statement/prospectus and other filings containing information about Dress Barn, Ascena and the proposed reorganization can be obtained without charge by directing a request to Dress Barn, Inc., 30 Dunnigan Drive, Suffern, NY 10901 Attention: Investor Relations Department (telephone: (845) 369-4600) or accessing them on Dress Barn, Inc.’s corporate Web site at www.dressbarn.com.

Dress Barn, its directors, executive officers, certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Dress Barn in favor of the proposed holding company reorganization. Additional information regarding the interests of potential participants in the proxy solicitation is included in the preliminary proxy statement/prospectus and will be included in the definitive proxy statement/prospectus and other relevant documents that Dress Barn, Inc. and Ascena Retail Group, Inc. have filed and intend to file with the SEC in connection with the annual meeting of shareholders of Dress Barn, Inc.

This announcement is being made pursuant to and in compliance with the Securities Act of 1933, as amended, and does not constitute an offer of any securities for sale or a solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. Any offer of the securities will be made solely by means of a prospectus included in the registration statement and any prospectus supplement that may be issued in connection with such offering.